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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	000-30973	38-3516922

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

102 East Front Street, Monroe, Michigan	48161

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 241-3431

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The Internal Revenue Service commenced an examination of the Registrant’s federal income tax returns for the 2004, 2005, 2007, 2008, and 2009 tax years in January, 2011. The 2010 tax return was subsequently added to the examination. In its 10-Q filed for the second quarter of 2012, the Company disclosed it proposed a settlement with the IRS that would result in a tax adjustment of $2.0 million for all years under exam. Since the second quarter of 2012, the Company has been accruing an expense for interest on the proposed settlement amount of $2.0 million.

On December 1, 2015, the Company agreed to a settlement with the IRS. The settlement agreement includes a net tax adjustment of $1,042,000 for all years under exam. The adjustment to the tax liability will not affect earnings for the Company. The Company estimates that it has over accrued interest expense by approximately $111,000, and it will record an adjustment to its expenses for that amount in the fourth quarter of 2015.

The settlement agreement may be subject to a review by the Joint Committee on Taxation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MBT FINANCIAL CORP.

Date: December 1, 2015	By:	/s/ John L. Skibski
John L. Skibski
Executive Vice President and Chief Financial Officer